Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated March 9, 2020 with respect to the audited balance sheet of Fast Casual Concepts, Inc. (the Company) as of December 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from March 23, 2019 (Inception) through December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

May 12, 2020